EXHIBIT 99.1

Diversified Global Holdings Group, Inc. Announces Year-End 2010 Results

Company Reports 2010 Revenues of $45,770,645, Up Substantially Over Previous Year and 2010 Net Earnings up $4,953,669 Over Previous Year

Orlando, Florida – March 31, 2011 — Diversified Global Holdings Group Inc. (OTCQB: DGHG) announced today its financial results for the fiscal year ended December 31, 2010.  The Company attributes its substantially enhanced financial results for 2010 to a number of successful acquisitions during 2010.  The Company is an expanding international holdings company with strong subsidiaries in emerging markets.

For the year ended December 31, 2010, revenues increased to $45,770,645 from $1,217,560, an increase of $44,553,085 from the prior year ended December 31, 2009.

Gross margin was $8,744,317 for the year ended December 31, 2010, compared to $430,361 for the same period in 2009, representing an increase of $8,313,956 over the previous year.  Gross margin was approximately 20% percent for the year ended December 31, 2010.  The Company estimates that gross margins will steadily improve beginning the second quarter of 2011 with the scheduled completion of existing work projects and the addition of several more acquisitions contributing to estimated higher margins in line with its business plan.

The Company reported net earnings for the year ended December 31, 2010 of $4,778,429, or a gain of $0.06 per share, compared to a net loss of $175,240 for the year ended December 31, 2009.  The fiscal year 2010 net earnings include approximately $200,000 of costs incurred in legal and professional fees, depreciation and amortization expense of $507,211 and interest expense of $719,210.

Richard Lloyd, CEO and co-founder of Diversified Global Holdings Group Inc., stated, “I am very encouraged with the progress we have made over the last 12 months.  We completed our corporate restructure, closed on substantial acquisitions, enhanced our IT infrastructure, increased our asset base, and enhanced our service offering, while growing revenues by 3,659%.”   He continued, “Beginning with the second quarter of 2011, we are looking to focus on revenue growth and increased profitability, as we leverage the groundwork we laid in 2010 and of course continue our acquisitions strategy.”

Vadim Enikeev, Chairman and co-founder of Diversified Global Holdings Group, Inc., added, “Our focus in 2010 was to lay the foundation upon which we are now able to deliver the various services to our customers, and to offer competitive channels for handling large volumes of projects within our vertical business segments between the United States and Europe.  We are looking to China as the next market for us to enter in 2011.”

About Diversified Global Holdings Group, Inc.
Diversified Global Holdings Group Inc. (formerly Royal Style Design, Inc.) is an international holdings company headquartered in Orlando, Florida with operations in the United States, Russia and Germany. With 10 acquisitions completed in its first year, DGHG has proven its growth strategy and is strategically leveraging its four divisions to increase the corporate value of its business segments. DGHG is planning to apply for listing of common stock on a senior national securities exchange, which will increase liquidity in the stock, giving the Company access to a wider range of institutional investors and a tighter bid-ask spread that will reduce risk for investors. The Company believes this exchange listing will also give DGHG greater access to capital that can be used to grow its business. For more information, visit DiversifiedGlobalHoldings.com www.diversifiedglobalholdings.com.

In its first full year of operations, DGHG completed 10 acquisitions and achieved $45m in revenues and $7,016,719 EBITDA in 2010 through its successful and seasoned management team. DGHG is a fast expanding international holdings company with strong subsidiaries in emerging markets.  These high-quality service providers are successfully expanding and are becoming industry leaders within their markets.

Forward-Looking Statements
This press release contains statements, which may constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. 'Forward-looking statements' are based upon expectations, estimates and projections at the time the statements are made that involve a number of risks, uncertainties and other factors that could cause actual results or events to differ materially from those anticipated. However, the forward-looking events and circumstances discussed in this press release might not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements.  Such factors include the company's ability to create, sustain, manage or forecast growth; ability to attract and retain key personnel; changes in business strategy or development plans; competition; business disruptions; adverse publicity; and international, national and local general economic and market conditions.

Investor Relations Contact

Richard Lloyd
Diversified Global Holdings Group, Inc.
800 N. Magnolia Ave.
Suite 105
Orlando, FL 32803
PHONE. 407-843-3344
FAX. 407-843-2344
E-MAIL. r.lloyd@dghold.com
http://www.dghold.com